Exhibit 99.2

Synacor Appoints 180 Degree Capital Corp. CEO Kevin M. Rendino

to Board of Directors

BUFFALO, N.Y. – March 5, 2019 -- Synacor Inc. (NASDAQ: SYNC) today announced that it has appointed Kevin M. Rendino, CEO of 180 Degree Capital Corp., to its Board of Directors, effective March 1, 2019.

Mr. Rendino is a financial services leader and shareholder advocate with three decades of Wall Street experience in capital markets, value investing and global equity markets. As Synacor advances its industry-leading email & collaboration, identity, portal and advertising platforms, it believes Mr. Rendino will add unique insights and shareholder perspective to Synacor’s Board.

“We’re delighted to have Kevin join the Synacor Board of Directors,” said Synacor CEO Himesh Bhise. “Kevin shares Synacor’s commitment to profitability and high-value, recurring revenue. His passion and perspectives will be important as we drive shareholder and customer value.”

“180 Degree Capital holds a significant investment in Synacor,” said Mr. Rendino. “We believe the market has overlooked Synacor’s transformation to growing, recurring revenues. I’ve watched closely and been impressed as the company has further established itself in Software and Cloud offerings. It’s a privilege to join Synacor’s distinguished Board of Directors, where I can work closely with Himesh, board members, and the management team to accelerate and expand high-quality revenue and profitability.”

“We’ve come to know Kevin as a Synacor investor and appreciate his unique insights,” said Synacor Chairman Jordan Levy. “We welcome Kevin to the Synacor Board and look forward to benefiting from his decades of experience as a Wall Street leader and shareholder advocate.”

Kevin M. Rendino has served as Chairman, Chief Executive Officer and Portfolio Manager of 180 Degree Capital Corp. since March 2017. He has served as a member of 180’s Board since June 2016. From December 2012 to March 2017, Mr. Rendino served as Chairman/CEO of RGJ Capital, where he led a value investing focus. For over twenty years, Mr. Rendino worked on one fund at BlackRock/Merrill Lynch, Basic Value Fund, with a consistent Graham and Dodd focus. He was the value team leader, overseeing 11 funds and $13 billion in assets, a member of BlackRock’s Leadership Committee and a frequent contributor to CNBC, Bloomberg TV, Fox Business, The New York Times and The Wall Street Journal. He received numerous Lipper awards for Investment Excellence during his tenure.

Since November 2017, Mr. Rendino has served as a member of the Board of Directors of TheStreet, Inc. Mr. Rendino graduated from the Carroll School of Management at Boston College (B.S.).

About Synacor

Synacor (Nasdaq:SYNC) is the trusted technology development, multiplatform services and revenue partner for video, Internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. www.synacor.com

Contacts:

Meredith Roth

VP, Marketing & Corporate Communications

Synacor

mroth@synacor.com

+1 770-846-1911

Investor Contact:

David Calusdian

Sharon Merrill Associates

+1 617-542-5300

ir@synacor.com